EXHIBIT 99
                                 ----------

April 26, 2005


FOR IMMEDIATE RELEASE:


CONTACT:
      Robert M. Smith, President or
      Michael L. Gampp, CFO
      ASB Financial Corp.
      503 Chillicothe Street
      Portsmouth, Ohio 45662-4015
      (740) 354-3177


ASB Financial Corp. Reports Net Earnings For The Nine and Three Months Ended March 31, 2005


Portsmouth, Ohio - ASB Financial Corp. (Nasdaq: "ASBP"), parent company of American Savings Bank, fsb, reported net earnings for the nine months ended March 31, 2005 of $1.5 million, or diluted earnings per share of $.90, a increase of $66,000, or 4.5%, from the $1.5 million, or $.85 per diluted share in net earnings recorded for the nine months ended March 31, 2004.

The increase in net earnings for the nine month period ended March 31, 2005, was due primarily to a $146,000, or 3.3%, increase in net interest income, reflecting increases in interest earned on adjustable rate loans, and a $51,000, or 9.9%, increase in other income. This was partially offset by increases of $68,000, or 84.0%, in provision for losses on loans and $67,000, or 13.4% in the provision for federal income taxes.

Net earnings for the three months ended March 31, 2005 amounted to $507,000, or diluted earnings per share of $.29, compared to net earnings of $450,000, or $.26 per diluted share for the comparable quarter in 2004. The increase in net earnings for the quarter ended March 31, 2005, was due primarily to a $92,000, or 68.6%, increase in other income and a $58,000, or 3.9%, increase in net interest income. This was partially offset by an increase of $26,000, or 2.6% in general, administrative and other expense and an increase of $66,000, or 42.6% in the provision for federal income taxes.

At March 31, 2005, ASB Financial Corp. reported total assets of $176.6 million, total liabilities of $157.8 million, including deposits of $139.8 million, and shareholders' equity of $18.8 million.

American Savings Bank, fsb, serving Portsmouth, Waverly and the Southern Ohio area was founded in 1892.

                             ASB Financial Corp.
          CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                               (In thousands)

                                                    March 31,      June 30,
      ASSETS                                             2005          2004

Cash and cash equivalents                            $  7,644      $  7,385
Investment securities                                   9,452        12,487
Mortgage-backed securities                             10,430        11,768
Loans receivable                                      141,632       129,821
Other assets                                            7,454         4,910
                                                     --------      --------

      Total assets                                   $176,612      $166,371
                                                     ========      ========

      LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                             $139,832      $136,761
Borrowings                                             16,257        10,899
Other liabilities                                       1,717         1,287
                                                     --------      --------
      Total liabilities                               157,806       148,947

Shareholders' equity                                   18,806        17,424
                                                     --------      --------

      Total liabilities and shareholders' equity     $176,612      $166,371
                                                     ========      ========


                             ASB Financial Corp.
                CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                      (In thousands, except share data)

                                                     Nine months ended      Three months ended
                                                         March 31,               March 31,
                                                     2005        2004        2005        2004

Total interest income                              $7,106      $6,710      $2,416      $2,293

Total interest expense                              2,522       2,272         873         808
                                                   ------      ------      ------      ------

      Net interest income                           4,584       4,438       1,543       1,485

Provision for losses on loans                         149          81          32          31
                                                   ------      ------      ------      ------

      Net interest income after provision
       for losses on loans                          4,435       4,357       1,511       1,454

Other income                                          566         515         226         134

General, administrative and other expense           2,905       2,909       1,009         983
                                                   ------      ------      ------      ------

      Earnings before income taxes                  2,096       1,963         728         605

Federal income taxes                                  568         501         221         155
                                                   ------      ------      ------      ------

      NET EARNINGS                                 $1,528      $1,462      $  507      $  450
                                                   ======      ======      ======      ======

      EARNINGS PER SHARE
        Basic                                      $  .90      $  .88      $  .30      $  .27
                                                   ======      ======      ======      ======

        Diluted                                    $  .90      $  .85      $  .29      $  .26
                                                   ======      ======      ======      ======